Exhibit 99.1

Rob McEwen Driving Hot New Gold Vehicle
By David J. DesLauriers
18 Aug 2005 at 12:49 PM EDT

TORONTO (ResourceInvestor.com) -- A little over 2 weeks ago, Rob McEwen of Goldcorp [NYSE:GG; TSX:G] fame took over tiny US Gold [OTCBB:USGL] listed on the den of thieves Over The Counter Bulletin Board market in the U.S. Since McEwen's acquisition of shares at about 36 cents and Novagold's [AMEX:NG; TSX:NG] purchase (reportedly unrelated events) at roughly 50 cents, US Gold has gone parabolic hitting a recent high of $2.19!

Unlike his other equity holdings in the junior gold arena, this is the first time that McEwen has taken over management duties. This makes US Gold his first foray, and in his words "my new vehicle" after handing over the Goldcorp reigns to Ian Telfer several months ago following the merger with Wheaton River [TSX:WRM].

Resource Investor alluded to the potential unrecognized value of US Gold at the end of June in a report on the company's proposed marriage with Romarco Minerals [TSXv:R] and Western Goldfields [OTCBB:WGDF] before McEwen stepped in. At the time, we told readers that Tonkin Springs "hosts some very exciting deep drilling potential right around the corner from Placer's discovery in the hot Cortez Hills area," and speculated that "investors should also bear in mind the potential for a Tonkin Springs lower plate Cortez Hill look alike. If Romarco can hit the structure successfully, and it carries on from the Placer property, one good hole on this untested deep area could justify the market value of the company."

Exclusive Interview

Resource Investor had a chance to speak with McEwen about his plans for the new company with its flagship Tonkin Springs property in the hot Cortez Hills area, Nevada. Here follows a transcription of our exclusive interview.

DAVID DESLAURIERS: You're clearly a believer in the Cortez trend. Is Tonkin Springs your number one priority target in the area, and are there any plans to do something with White Knight at some point?

ROB MCEWEN: With US Gold, I'd like to mount an aggressive exploration program to test for Carlin style mineralization and Cortez Hill style mineralization at depth. We certainly don't need to encourage White Knight much to do the same thing. They are looking for the same target.

I just think it's a great trend to be in. Right state, right country, right time.

A lot of people looked at Tonkin Springs in the past just for putting their 1.2 million ounce resource into production, but never really looked at the deeper expressions of gold.

The million ounces aren't going away, but of all the juniors in the trend, we have the best show, and the deepest hole on the property to date is only about 250 feet.

DAVID DESLAURIERS: Can investors consider this your next vehicle because you are appointing yourself to management, or was this just an attractive way to get in on an interesting project that you liked the look of?

ROB MCEWEN: The next vehicle. My interests are in startups, turnarounds and exploration.

DAVID DESLAURIERS: So this isn't just going to be a Cortez company?

ROB MCEWEN: Right now the focus is drilling there. We'll see what comes along, but the focus is Cortez, which is one of the hottest places to be in the world. We don't have to look very far a field for the moment - it's a big land package.

DAVID DESLAURIERS: What can you comment on with regards to Novagold's participation in this?

ROB MCEWEN: Don't know anything about it, other than what I read in the press.

DAVID DESLAURIERS: What is the next step with USGL: listing it in Canada, financing at $1.50 and drill a few holes, consolidate some more Cortez land?

ROB MCEWEN: I'd like to get a solid listing - either NASDAQ or AMEX, maybe a Toronto one. Then I'll have to put some more money in it and do the drilling - put together some targets to go after.

DAVID DESLAURIERS: Is there anything else about US Gold that you think RI readers should be made aware of?

ROB MCEWEN: It's a great land package, and we are going to see if we can find another Cortez Hills.

DAVID DESLAURIERS: I'd be interested to hear your opinion on gold if you would care to share it?

ROB MCEWEN: It's in a positive trend, its picking up value in all currencies right now and that was one of the critical ingredients for it to go higher - that you have widespread appreciation. I think in the gold share market the ETF has taken some of the steam out of the shares because it provides an alternative way of getting exposure to gold without the specific risk that you incur when you buy a company. It's never a straight line [for bull markets], and unfortunately when the market gets carried away they think that it is going to keep going in a straight line, but it has to advance, then correct and consolidate, but currencies continue to be debased and people around the world are worried about their money. I think gold will go higher.

Conclusion
Clearly USGL has come a long way in the past couple of weeks, and the market cap is now a multiple of what it was when McEwen entered the situation. His presence probably makes US Gold the premier exploration shot in the district, and the location of the property is ideal, but investors should keep in mind that even at current prices, US Gold doesn't have a bigger market capitalization than White Knight [TSXv:WKR].

On the chance that McEwen can find something similar to what Placer has found, $2 per share will seem really, really cheap.